Exhibit 99.1

Media Contact:	Investor Contact:
Judith Pryor	Sridhar Ganesan
WorldSpace, Inc.	WorldSpace, Inc.
+1 301 960 1242	+1 301 960 2300
jpryor@worldspace.com	sganesan@worldspace.com

FOR IMMEDIATE RELEASE

WORLDSPACE® SATELLITE RADIO REPORTS

FIRST QUARTER 2008 RESULTS

Silver Spring, Md., May 15, 2008 – WORLDSPACE® Satellite Radio (NASDAQ: WRSP), one of the world leaders in satellite-based digital radio services, today announced results for the first quarter ended March 31, 2008. The Company ended the quarter with 171,470 subscribers worldwide, a loss of 2,696 from the close of the prior quarter, reflecting the planned cessation of marketing efforts in India and other parts of the world ahead of the company’s efforts to commence mobile service in Europe in 2009. In India, the Company lost 1,049 net subscribers during the first quarter of 2008, reflecting continued reduction in marketing in that region. WorldSpace ended the period with 162,026 subscribers in India, compared to 163,075 at the end of the fourth quarter of 2007. Highlights of the first quarter include:

•

An agreement with Delphi to design the WorldSpace mobile receiver for the European aftermarket based upon a WorldSpace-developed reference design. Delphi was also selected as a lead designer for the Company’s European OEM receiver and reception system applications that will also be based on WorldSpace’s reference designs.

•

The receipt of approval from Switzerland’s Office Federal de la Communication to operate terrestrial repeaters that will work in conjunction with its existing satellite network to provide Swiss consumers with a subscription-based satellite radio service in three languages, starting sometime in 2009.

•

Following the end of the quarter, WorldSpace Europe, a wholly-owned subsidiary, received approval from Germany’s Federal Network Agency, the Bundesnetzagentur, for the operation of a terrestrial repeater network in Germany. The repeaters will work in conjunction with WorldSpace’s existing satellite network to provide German consumers with a subscription-based satellite radio service in automobiles, again starting sometime in 2009. Germany, with the largest automobile market in Europe, is the third European country to approve WorldSpace service; additional countries are expected to do the same before the end of the year.

In December, WorldSpace secured a financing facility for up to $40 million of subordinated financing from Yenura Pte. Ltd., a company controlled by Noah Samara, chairman and CEO of WorldSpace. While the facility was intended to support the Company’s focused activities as it continued urgently to seek additional financing (including financing to address near term debt obligations), the realization of these business objectives has been limited by the continued slow availability of funds from the facility.

WorldSpace Chairman and CEO Noah Samara stated, “I am pleased with the accelerated progress we are making in Europe and believe these achievements are adding substantial value for our shareholders. But, I am concerned about the Company’s cash position and its pending and near term payment obligations, including those to our debt holders. We are working very hard to solve this liquidity issue and will announce something as soon as we have a commitment.

“Our goals for 2008 are unchanged: in addition to resolving our financial situation, we continue to focus on plans to launch an Italian business and secure licenses and approvals in additional countries in Europe and India, Samara added. “Our operational focus is on Europe in general and Italy in particular. We continue to reduce our spending in India, pending the attainment of the license for repeaters and a local equity partner relationship.”

Subscriber Growth

Gross subscriber adds of 15,637 in India were down from 18,226 in the fourth quarter of 2007. Net subscriber losses in India were slightly lower than net losses of 1,827 in the fourth quarter of 2007, as the Company continues to work towards stabilizing its subscriber base, while awaiting approval of its terrestrial offering in the country along with finalization of potential partnership agreements.

Revenue

For the first quarter of 2008, WorldSpace reported revenues of approximately $3.0 million, essentially flat with revenues of approximately $3.0 million for the first quarter of 2007. Subscription revenue was approximately $1.7 million for the first quarter of 2008, compared with approximately $1.8 million in the first quarter of 2007. On a sequential basis, subscription revenues in the fourth quarter of 2007 were approximately $1.9 million.

Operating Expenses

Total operating expenses for the first quarter of 2008 were $36.4 million, a 10.3% decline from operating expenses of $40.6 million in the first quarter of 2007, primarily reflecting reduced marketing activity in India, as well as decreased compensation and lower professional and legal fees in the 2008 period.

Net Loss and EBITDA Loss

WorldSpace recorded a net loss for the first quarter of 2008 of $36.8 million, or $0.87 per share, compared with a net loss of $35.5 million, or $0.91 per share for the first quarter of 2007. WorldSpace had an EBITDA (earnings before interest income, interest expense, income taxes, depreciation and amortization) loss of $18.5 million for the first quarter of 2008, compared with an EBITDA loss of $23.4 million for the first quarter of 2007.

As of March 31, 2008, the Company had cash and cash equivalents of $2.0 million, along with restricted cash and investments of approximately $5.6 million, compared with $3.6 million and $6.3 million, respectively, as of December 31, 2007.

SAC and CPGA

Subscriber Acquisition Costs (SAC) were $28 in the first quarter of 2008 on a blended basis (India and the rest of the world) and $30 in India, compared with $16 on a blended basis and $18 in India for the fourth quarter of 2007. Cost Per Gross Addition (CPGA) decreased in the quarter to $70 on a blended basis, down from the $80 CPGA in the prior quarter, reflecting the lower marketing activity in India, where the CPGA increased to $72 for the first quarter of 2008 from $68 in the fourth quarter of 2007. WorldSpace’s CPGA is the fully-loaded cost to acquire each new subscriber, including SAC, as well as advertising and marketing expenses. SAC also represents a subsidy on equipment sales.

Non GAAP Reconciliation

Earnings before interest income, interest expense, income taxes, depreciation and amortization is commonly referred to in our business as “EBITDA.” EBITDA is not a measure of financial performance under generally accepted accounting principles. The Company believes EBITDA is often a useful measure of a Company’s operating performance and is a significant basis used by the Company’s management to measure the operating performance of the Company’s business because EBITDA excludes charges for depreciation, amortization and interest expense that have resulted from our debt financings, as well as our provision for income tax expense. Accordingly, the Company believes that EBITDA provides helpful information about the operating performance of its business, apart from the expenses associated with its physical assets or capital structure. EBITDA is frequently used as one of the bases for comparing businesses in the Company’s industry, although the Company’s measure of EBITDA may not be identical to similarly titled measures of other companies. EBITDA does not purport to represent operating income or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as alternatives to those measurements as an indicator of our performance. A reconciliation of net loss to EBITDA has been provided in this release.

About WORLDSPACE® Satellite Radio

Based in the Washington, DC metropolitan area, WorldSpace, Inc. (NASDAQ: WRSP) is the world’s only global media and entertainment company positioned to offer a satellite radio experience to consumers in more than 130 countries with five billion people, driving 300 million cars. WorldSpace delivers the latest tunes, trends and information from around the world and around the corner. WorldSpace subscribers benefit from a unique combination of local programming, original WorldSpace content and content from leading brands around the globe including the BBC, CNN International, Virgin Radio UK, and RFI.

WorldSpace’s satellites cover two-thirds of the earth’s population with six beams. Each beam is capable of delivering up to 80 channels of high quality digital audio and multimedia programming directly to WorldSpace Satellite Radios anytime and virtually anywhere in its coverage areas. WorldSpace is a pioneer of satellite-based digital radio services (DARS) and was instrumental in the development of the technology infrastructure used today by XM Satellite Radio. For more information, visit http://www.WorldSpace.com.

Forward-looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs about future events and financial, political and social trends and assumptions it has made based on information currently available to it. The Company cannot assure that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. Such forward-looking statements may be affected by inaccurate assumptions or by known or unknown risks or uncertainties. Actual results may vary materially from those expressed or implied by the statements herein. For factors that could cause actual results to vary, perhaps materially, from these forward-looking statements, please refer to the Company’s Form 10-K, filed with the Securities and Exchange Commission, and other subsequent filings. Forward-looking statements contained herein speak only as of the date of this release. The Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether to reflect new information, future events or otherwise.

FINANCIAL TABLES FOLLOW

	March 31,
	2008	2007
	(unaudited, in thousands)
STATEMENT OF OPERATIONS DATA:
REVENUE:
Subscription revenue	$1,735	$1,820
Equipment revenue	338	479
Other revenue	971	747

Total revenue	3,044	3,046

OPERATING EXPENSES:
Satellite and transmission, programming and other	6,652	7,369
Cost of equipment	566	1,754
Research and development	2446	95
Selling and marketing	1,651	2,495
General and administrative	10,296	14,279
Depreciation and amortization	14,786	14,597

Total operating expenses	36,397	40,589

Loss from Operations	(33,353)	(37,543)

OTHER INCOME (EXPENSE):
Interest income	190	2,293
Interest expense	(3,487)	(2,667)
Other	90	(77)

Total other income (expense)	(3,207)	(451)

Loss before income taxes	(36,560)	(37,994)
Income tax benefit (expense)	(262)	2,460

Net loss	$(36,822)	$(35,534)

	Three months ended March 31,
	2008	2007
PER SHARE DATA – Basic and Diluted:
Net Loss per share	$(0.87)	$(0.91)

Weighted Average Number of Shares Outstanding	42,327,652	39,012,096

SUMMARY OPERATING METRICS

	Three months ended March 31,
	2008	2007
Net Subscriber Additions (Deletions)	(2,696)	(7,459)
India	(1,049)	8,344
Rest of World (“ROW”)	(1,647)	(15,803)

Total EOP Subs	171,470	191,646
India	162,026	170,354
ROW	9,444	21,292

ARPU (1)	$3.36	$3.19
ARPU (India)	3.06	2.94
ARPU (ROW)	8.13	5.07

SAC (2)	$28	$33
SAC (India)	30	33
SAC (ROW)	0	0

CPGA (3)	$70	$71
CPGA (India)	72	68
CPGA (ROW)	54	104

EBITDA (4)	$(18,477)	$(23,403)

SELECTED BALANCE SHEET DATA:

	As of
	March 31, 2008	December 31, 2007
	Unaudited
	(in thousands)
Cash and cash equivalents	$2,044	$3,597
Restricted Cash and Marketable Securities	5,557	6,312
Satellites and Related Systems, net	286,307	298,503
Total Assets	323,717	340,014
Total Debt ( including current portion)	104,162	94,013
Contingent Royalty Obligation	1,814,175	1,814,175
Total Liabilities	2,110,571	2,091,745
Minority Interest	608	689
Total Shareholders’ Deficit	(1,787,462)	(1,752,420)

EBITDA Reconciliation:

	Three months ended March 31,
	2008	2007
	(unaudited, in thousands)
Reconciliation of Net Loss to EBITDA
Net Loss as reported	(36,822)	(35,534)
Addback non-EBITDA items included in net loss:
Interest income	(190)	(2,293)
Interest expense	3,487	2,287
Depreciation & amortization	14,786	14,597
Deferred income tax expense (benefit)	262	(2,460)

EBITDA	$(18,477)	$(23,403)

Notes:

1	Average Revenue per User (ARPU) is derived from the total of monthly earned subscription revenue (net of promotion and rebates) divided by the monthly average number of subscribers for the period reported. ARPU is a measure of operational performance and

2	Subscriber Acquisition Cost (SAC) includes the negative margins from equipment sales to end customers, but does not include ongoing loyalty payments to retailers and distribution partners, and payments under revenue sharing arrangements to content provide

3	Cost per Gross Addition (CPGA) includes amounts in SAC described above, as well as advertising, media and other discretionary marketing expenses, but does not include headcount related to sales and marketing staff.

4	“EBITDA” refers to net loss before interest income, interest expense, income taxes , depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. EBITDA is often a useful measure of a company’s operating performance and is a significant basis used by WorldSpace’s management to measure the operating performance of the business. Because we have funded and completed the build-out of our system through the raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation, amortization and interest expense. EBITDA, which excludes this information, provides helpful information about the operating performance of our business, apart from the expenses associated with our physical plant or capital structure. EBITDA is frequently used as one of the bases for comparing businesses in our industry, although our measure of EBITDA may not be comparable to similarly titled measures of other companies. EIBTDA does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles and should not be considered as an alternative to those measurements as an indicator of our performance.